Exhibit 3.1.2
ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
ARTICLES OF ASSOCIATION
OF
GRIFOLS, S.A.
ARTICLE I
CORPORATE NAME AND PURPOSE, REGISTERED ADDRESS AND DURATION
Section 1.- Corporate name.- The company named GRIFOLS, S.A. is a Spanish public limited trading company governed by these Articles of Association and, as to matters not otherwise contemplated or provided for herein, by the Consolidated Text of the Companies Act of 22nd December 1989 (Ley de Sociedades Anónimas de 22 de diciembre de 1989), the Commerce Code and any other legal provisions applicable thereto.
Section 2.- The corporate purpose of the Company is to provide administration, management and supervision services of companies and businesses as well as investments in moveable and real estate assets.
Section 3.- Registered address.- The Company has its registered office in Barcelona (08022), calle Jesús y María, n° 6. The Board of Directors may resolve to relocate the registered office within the municipal area of Barcelona and create any branches, offices or agencies in any place in Spain or abroad.
Section 4.- The Company has been established for an unlimited period of time, its operations having commenced on the date of formalization of the notarial deed of incorporation.
Section 5.- The fiscal year will begin on the first day of January and end on the 31st December every year; the exception being the year ending on the 31st December 1997, which began on the 1st August 1997.
ARTICLE II
SHARE CAPITAL AND SHARES
Section 6- Share Capital.-
1.	Shares. The share capital of the Company is 114,913,618.30 euros, represented by 296.876.587 shares, fully subscribed and paid-up, pertaining to two separate classes:

1.1.	The Class “A” comprises 213,064,899 shares having a nominal value of 0.50 euros each, all of which belong to the same class and series, and being the ordinary shares of the Company (the “Class A Shares”); and

1.2.	The Class “B” comprises 83,811,688 shares having a nominal value of 0.10 euros each, all of which belong to the same class and series and being non-voting shares of the Company with the preferential rights set forth in Section 6° Bis of these Articles of

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
Association (the “Class B Shares” and, together with the Class A Shares, the “shares”).

2.	Form of Representation. The shares are represented in book-entry form and are governed by the Securities Market Law (Ley del Mercado de Valores) and such other provisions as may be applicable. The book-entry registry shall be maintained by the Sociedad de Gestión de los Sistemas de Registro, Compensatión y Liquidatión de Valores, S.A. (Iberclear) and its participant entities.
Section 6°Bis.- Terms and conditions of the Class B Shares.-
1. General.-
Each Class B Share shall be treated in all respects, in spite of having a lower nominal value, as being identical to one Class A Share, and Class B Shares shall not be subject to discriminatory treatment relative to the Class A Shares, except that the Class B Shares (i) are not entitled to voting rights; and (ii) have the preferred dividend, liquidation preference and other rights set forth in this Section 6 Bis.
The right of each Class B Shares to the dividends and other distributions other than the Preferred Dividend and the preferential subscription right (derecho de suscripción preferente) and the free allotment right (derecho de asignación gratuita de acciones) of each Class B Share are the ones set forth in paragraphs 3.1 and 6.1 of this Section 6 Bis and are equal to those of a Class A Share , in spite of the nominal value of a Class B Share is lower than the nominal value of a Class A Share, as permitted by Articles 98 to 103 and 498 to 499 of the Companies Law (Ley de Sociedades de Capital).
2. Preferred Dividends.-
2.1.	Calculation. Each Class B Share entitles its holder to receive a minimum annual preferred dividend out of the distributable profits for each year at the end of which it is still in issue (the “Preferred Dividend” and, each fiscal year in respect of which the Preferred Dividend is calculated, a “Calculation Period”) equal to 0.01 euros per Class B Share.

2.2.	Preference. The Company shall pay the Preferred Dividend on the Class B Shares for a Calculation Period before any dividend out of distributable profits obtained by the Company during such Calculation Period is paid on the Class A Shares.

2.3.	Accrual. Payment. Non-cumulative nature.
(A)	The Preferred Dividend on all the Class B Shares in issue at the end of a Calculation Period shall be paid by the Company to the holders of Class B Shares within the nine months following the end of such Calculation Period, in the amount such aggregate Preferred Dividend does not exceed the distributable profits obtained by the Company during such Calculation Period.
(B)	If during a Calculation Period the Company has not obtained sufficient distributable profits to pay in full, out of distributable profits obtained by the

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
Company during such Calculation Period, the Preferred Dividend on all the Class B Shares in issue for such Calculation Period, the part of the aggregate Preferred Dividend that exceeds the distributable profits obtained by the Company during such Calculation Period shall not be paid not accumulated as dividend payable in the future.
2.4.	Voting rights in case of non-payment of the Preferred Dividend. Lack of payment, total or partial, of the Preferred Dividend during a Calculation Period, due to the Company not having obtained sufficient distributable profits to pay in full the Preferred Dividend for such Calculation Period, shall not cause the Class B Shares to recover any voting rights.
3. Other Dividends.-
3.1.	Each Class B Share entitles its holder to receive, in addition to the Preferred Dividend, the same dividends and other distributions (in each case, whether in cash, securities of the Company or any of its subsidiaries, or any other securities, assets o rights) as one Class A Share and, therefore, each Class B Share shall be treated as one Class A Share for purposes of any dividends and other distributions made on Class A Shares, including as to the timing of the declaration and payment of any such dividend or distribution.
4. Redemption rights.-
4.1	Redemption event. Each Class B Share entitles its holder to have it redeemed as set forth in this section 4 if a tender offer for all or part of the shares in the Company is made and settled (in whole or in part) except if holders of Class B Shares have been entitled to participate in such offer and have their shares acquired in such offer equally and on the same terms as holders of Class A Shares (including, without limitation, for the same consideration) (each such a tender offer, a “Redemption Event”).

4.2	Maximum number of Class B Shares to be redeemed in a given Redemption Event. Notwithstanding the foregoing, Class B Shares redeemed following a given Redemption Event shall not represent a percentage over the total Class B Shares in issue at the time the tender offer causing that Redemption Event is made in excess of the percentage that the sum of Class A Shares (i) to which the offer causing the Redemption Event is addressed; (ii) held by the offerors in that offer; and (iii) held by persons acting in concert with the offerors or by persons having reached an agreement relating to the offer with the offerors represent over the total Class A Shares in issue at the time the tender offer causing that Redemption Event is made.

In the event that due to the application of the limit referred above not all Class B Shares in respect of which the redemption right has been exercised in connection with a Redemption Event may be redeemed, the Class B Shares of each holder to be redeemed shall be reduced relative to the number of Class B Shares in respect of which such holder has exercised the redemption rights so that the above referred limit is not exceeded.

4.3	Redemption process. Upon the occurrence of a Redemption Event,

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
(A)	Announcement: The Company shall, for information purposes only and within 10 days of the date on which a Redemption Event occurs, publish in the Commercial Registry Gazette, the Spanish Stock Exchange Gazettes and in at least two of the newspapers with widest circulation in Barcelona an announcement informing the holders of Class B Shares of the occurrence of a Redemption Event and the process for the exercise of the redemption right in connection with such Redemption Event.
(B)	Exercise by holders: Each holder of Class B Shares shall be entitled to exercise its redemption right for two months from the first date of settlement of the offer causing the Redemption Event by notifying their decision to the Company. The Company shall ensure that the notification of exercise of the redemption right may be made through the systems of the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidatión de Valores, S.A. (Iberclear).
(C)	Price: The redemption price to be paid by the Company for each Class B Share for which the redemption right has been exercised shall be the sum of (i) the amount in euros of the highest consideration paid in the offer causing the Redemption Event plus (ii) interest on the amount referred to in (i), from the date the offer causing the Redemption Event is first settled until the date of full payment of the redemption price, at a rate equal to one-year Euribor plus 300 basis points.

For the purposes of the previous paragraph, the amount in euros corresponding to any non-cash consideration paid in the offer causing the Redemption Event shall be the market value of such non-cash consideration as at the date the offer causing the Redemption Event is first settled. The calculation of such market value shall be supported by at least two independent experts designated by the Company from auditing firms of international repute.
(D)	Formalization of the Redemption. The Company shall, within 40 days of the date on which the period for notification of the exercise of the redemption rights following a Redemption Event lapses, take all the necessary actions to (a) effectively pay the redemption price for the Class B Shares in respect of which the redemption right has been exercised and complete the capital reduction required for the redemption; and (b) reflect the amendment to Section 6 of these Articles of Association deriving from the redemption. In this respect, the directors of the Company are hereby authorized and obligated to take all such actions, including (a) completing the capital reduction required for the redemption; (b) the granting of the relevant public deeds and registration with the Commercial Registry of the changes in Section 6 of these Articles of Association deriving from the redemption of Class B Shares; (c) the formalization of the amendment of the book-entries in the book-entry registry; (d) and the making of the relevant filings and requests with any other persons, including the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), the Spanish Stock Exchanges, The Spanish Securities Exchange Commmision and the Commercial Registry.

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
4.4	Effect on Dividends. After a Redemption Event occurs and until the redemption price for the Class B Shares in respect of which the redemption right has been exercised has been paid in full, the Company shall not be able to declare o pay any dividends nor any other distributions to its shareholders (in each case, whether in cash, securities of the Company or any of its subsidiaries, or any other securities, assets or rights).
5. Preferential liquidation rights.-
5.1.	Each Class B Shares entitles its holder to receive, upon the winding-up and liquidation of the Company, an amount (the “Liquidation Preference”) equal to the sum of (i) the nominal value of such Class B Share, and (ii) the share premium paid for such Class B Share when it was subscribed for.

5.2.	The Company shall pay the Liquidation Preference on the Class B Shares before any amount on account of the liquidation is paid on the Class A Shares.

5.3.	Each Class B Shares entitiles its holder to receive, in addition to the Liquidation Preference, the same amount on account of liquidation as one Class A Share.
6. Other rights.-
6.1.	Subscription rights. Each Class B Share entitles its holder to the same rights (including the preferential subscription right (derecho de suscripción preferente), and the free allotment right (derecho de asignación gratuita)) as one Class A Share in connection with any issuance, granting or sale of (i) any shares in the Company, (ii) any rights and other securities exercisable for or exchangeable or convertible into shares in the Company or (iii) any options, warrants or other instruments giving the right to the holder thereof to purchase, convert, subscribe or otherwise receive any securities in the Company.

As exception to the foregoing,
(A)	the preferential subscription right and the free allotment right of the Class B Shares shall be only over new Class B Shares, and the preferential subscription right and the free allotment right of a Class A Share shall be only over new Class A Shares in each capital increase which meets the following three requirements (i) entail the issuance of Class A Sahres and Class B Shares in the same proportion as Class A Shares and Class B Shares represent over the share capital of the Company at the time the resolution on the capital increase is passed; (ii) grants preferential subscription rights or free allotment rights, as applicable, to the Class B Shares over the Class B Shares being issued in the capital increase in the same terms as preferential subscription rights or free allotment rights, as applicable, are granted to the Class A Share over the Class A Shares being issued in the capital increase; and (iii) in which no other shares or securities are issued; and

(B)	likewise, the preferential subscription right and the free allotment right of a Class B Share shall be only over instruments giving the right to purchase, convert, subscribe or otherwise receive Class B Shares and the preferential

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
subscription right and the free allotment right of a Class A Shares shall be only over instruments giving the right to purchase, convert, subscribe or otherwise receive Class A Shares in each issuance which meets the following three requirements (i) entail the issuance of instruments giving the right to purchase, convert, subscribe or otherwise receive Class A Shares and instruments giving the right to purchase, convert, susbsribe or otherwise receive Class B Shares in the same proportion as Class A Shares and Class B Shares represent over the share capital of the Company at the time the resolution on the capital increase is passed; (ii) grants preferential subscription rights or free allotment rights, as applicable, to the Class B Shares over the instruments giving the right to purchase, convert, subscribe or otherwise receive Class B Shares being issued in such issuance in the same terms as preferential subscription rights or free allotment rights, as applicable, are granted to the Class A Shares over the instruments giving the right to purchase, convert, subscribe or otherwise receive Class A Shares being issued in such issuance; and (iii) in which no other shares or securities are issued.
6.2.	Separate vote at the general shareholders’ meeting on Extraordinay Matters. Without prejudice and in addition to the rights provided in Article 103 of the Companies Act (Ley de Sociedades de Capital), but also in order to protect Class B Shares, resolutions of the Company on the following matters (the “Extraordinary Matters”) will require, in addition to the resolution being approved pursuant to Section 17 of these Articles of Association, the approval of the majority of Class B Shares then in issue:
(A)	Any resolution (i) authorizing the Company or any subsidiary of the Company to repurchase or acquire any Class A Shares in the Company, except for pro-rata repurchases available equally to holders of Class B Shares on the same terms and at the same price as offered to holders of Class A Shares or (ii) approving the redemption of any shares in the Company and any share capital reductions (through repurchases, cancellation of shares or otherwise) other than (a) those redemptions mandatory by law and (b) those redemptions which affect equally Class A Shares and Class B Shares and in which each Class B is treated eqully and on the same terms as one Class A Share in such transaction;
(B)	Any resolution approving the granting or sale (or authorising the Board of Directors of the Company to issue, grant or sell) (i) any shares in the Company, (ii) any rights or other securities exercisable for or exchangeable or convertible into shares in the Company or (iii) any options, warrants or other instruments giving the right to the holder thereof to purchsase, convert, subscribe or otherwise receive any securities in the Company, except for (i), (ii) and (iii), (a) if each Class B Share is treated equally as one Class A Share in the relevant issuance, grant or sale and, therefore, has preferential subscription or allotment rights in the relevant issuance, grant or sale to the same exent, if any, as a Class A Share or (b) if the issuance is made in accordance with section 6.1;
(C)	Any resolution approving unconditionally or not (i) a transaction subject to Act 3/2009 (including, without limitation, a merger, split-off, cross-border redomiciliation or global assignment of assets and liabilities), except if in such transaction each Class B Share ies treated equally as one Class A Share in all

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
respects; or (ii) the dissolution or winding-up of the Company, except where such resolution is mandatory by law;
(D)	Any resolution for the delisting from any stock exchange of any shares of the Company; and
(E)	Generally, any resolution and any amendment of the Articles of Association of the Company which directly or indirectly adversaly affects the rights, preferences or privileges of the Class B Shares (including any resolution that adversaly affects the Class B Shares relative to the Class A Shares or that positively affects the Class A Shares relative to the Class B Shares, or that affects the provisions in these Articles of Association relating to the Class B Shares).
The general shareholders’ meeting has the power to decide on all matters assigned to it by the Law or these Articles of Association and, in particular, without limitation to the foregoing, shall be the only corporate body or office entitled to decide on the matters considered “Extraordinary Matters” in these Articles of Association.
6.3.	Other rights. The Class B Shares shall have the other rights provided for them in Articles 100, 102 and 103 of the Companies Act (Ley de Sociedades de Capital) and, except as set forth in this Section 6 Bis and in Articles 100, 102 and 103 of the Companies Act (Ley de Sociedades de Capital), each Class B Share entitles its holder to the same rights as one Class A Share (including the right to attend all general shareholders’ meetings of the Company, the right to information on the Company and the right to challenge resolutions of the Company).
Section 7.- The shares are indivisible with regard to the Company and, therefore, only a single owner for each share will be recognized by the Company. Co-owners of shares must designate a single person to represent them before the Company and shall be jointly and severally liable to the Company for all obligations arising from their status as shareholders.
ARTICLE III
SHAREHOLDERS RIGHTS AND OBLIGATIONS
Section 8.- Acquisiton of one or more shares entails acceptance of and compliance with these Articles of Association and the status or condition of shareholder implies without exception the acceptance of these Articles of Associaton and compliance with the resolutions adopted by the shareholders at the General Shareholders’ Meeting, by the Company’s representative bodies and such other obligations arising from the deed of incorporation or enforcement or interpretation of these Articles of Association, except for the rights and legal actions shareholders are entitled to by Law.
Section 9.- All shares confer upon the rightful holders thereof the status of shareholder and vest such holders with the rights granted by the current Limited Liability Companies Act (Ley de Sociedades Anónimas) and these Articles of Association, regardless of the class and series of shares that may be constituted in each class.

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
Section 10.- Transfer of Shares.- Company shares shall be freely transferable in the manner established by applicable legislation.
ARTICLE IV
ADMINISTRATION AND MANAGEMENT OF THE COMPANY
Section 11.- The Company shall be governed and managed by the following bodies:
a) The General Shareholders’ Meeting.

b) The Board of Directors.
Any other office may be appointed according to these Articles of Association or as required by Law.
CHAPTER ONE: ON THE GENERAL SHAREHOLERS’ MEETING
Section 12.- The General Shareholders’ Meeting validly held represents all shareholders and the resolutions adopted therein in accordance with these Articles of Association, the Regulations of the General Shareholders’ Meeting and such other legal provisions in force. All shareholders, including dissenting shareholders and those who have not participated in the meeting, shall be bound by the resolutions adopted at a General Shareholders’ Meeting, without prejudice to such other rights shareholders are entitled to by Law.
Section 13.- General Shareholders’ Meetings may be either Ordinary or Extraordinary. The Ordinary General Shareholders’ Meeting must be held within the first six months of each fiscal year in order to review corporate management, approve, if appropriate, the Accounts and the Balance Sheet for the prior fiscal year and decide on the allocation of profit or losses. Any other shareholders’ meeting will be deemed to be an extraordinary general shareholders’ meeting.
Extraordinary Meetings shall be held whenever the Board deems it convenient on its own initiative or upon the request of shareholders holding at least 5% of the share capital, who must state in their request the matters to be discussed at the Meeting.
For such cases, the Meeting shall be called within the thirthy days following the date on which a formal demand by a Notary was served upon the Board requesting a meeting.
Section 14.- Calling of the General Shareholders’ Meeting.-
1	Both ordinary and extraordinary general shareholders’ meetings must be called following the legal requirements in force through a notice published in the Official Gazette of the Commercial Registry and a major daily newspaper in circulation in the province where the Company has its registered office at least one month in advance of the date set for the meeting, except in those cases where law may provide other terms.

2	The notice must state the name of the Company, the place, date and time of the meeting upon first call as well as the agenda, which shall include the matters to be dealt with thereat. The notice may also set forth the date, time and place on which the meeting shall, if applicable, be held upon second call.

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
3	Shareholders representing at least five per cent (5%) of the share capital may request the publication of a supplement to the call to the General Shareholders’ Meeting including one or more items on the agenda. This right must be exercised by means of duly authenticated notice that must be received at the Company’s registered office within five (5) days of the publication of the call to the meeting.
The supplement to the call to the meeting must be published at least fifteen (15) days prior to the date set for the meeting.
Section 15.- Calling and quórums for holding a General Shareholders’ Meeting.- Both ordinary and extraordinary general shareholders’ meetings shall be validly held upon first call where the shareholders who are present or represented by proxy represent, at least, 25% of the subscribed share capital with voting rights. Upon second call, the meeting shall be validly held regardless of the amount of capital present.
Notwithstanding the provision of the preceding paragraph, a meeting shall be deemed to have been duly called and validly held to discuss any matter whenever the whole capital is present and all those attending unanimously agree to hold the meeting.
Section 16.- Right to attend, proxy-granting and representation at the General Shareholders’ Meeting.-
1.	Company shareholders shall be entitled to attend a general meeting if they have their shares entered in the share register five (5) days prior to the date on which the meeting is to be held;

2.	Notwithstanding the foregoing, all shareholders having the right to attend the general meeting may do so by proxy, even when the proxy holder is not a shareholder, as set forth in this section.
Proxy representation must be granted in writing and specifically for each meeting or granted by means of long-distance communication, provided that the identity of the shareholder granting the proxy, the identity of the proxy-holder and the content of the proxy is duly guaranteed.
Section 17.- System of majorities at the General Shareholders’ Meeting.-
Meeting resolutions shall be adopted by majority of votes among the shareholders present or represented by proxy (one half plus one of the votes cast), except for those cases in which the current legislation or the Articles of Association provides higher quorums.
Section 17.bis.- Casting of votes through long-distance communication.-
1	All shareholders having the right to attend the Meeting may cast their vote on the proposals relating to items included on the agenda through the following means of communication:
(a)	By postal correspondence, or by sending the attendance card duly signed indicating the direction of their vote;

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
(b)	By electronic communication in accordance with the instructions contained on the web page of the Company, provided that the electronic document through which the vote is rendered includes a recognized electronic signature as provided for in the Electronic Signature Act (Ley de Firma Electrónica) or, when the requirements for the electronic signature are not met, the electronic signature is deemed to be valid by the Board of Directors as having the adequate guarantees of authenticity and identification of the shareholder exercising the right to vote.
In order to be deemed valid, distance votes must be received by the Compnay at least five (5) days prior to the date set for the Meeting.

2	The notice of the General Shareholders’ Meeting shall state the deadlines, means and procedures for casting a vote through long-distance means.

3	Shareholders who cast their vote through long-distance means pursuant to this section shall be deemed to be present for the purposes of convening the General Shareholders’ Meeting. Therefore, proxies granted prior to the casting of such vote shall be deemed revoked and those granted thereafter shall be deemed not to have been given.

4	Notwithstanding the provisions of the preceding paragraph, a vote cast by means of long-distance communication shall be rendered void by the attendance in person at the meeting of the shareholder casting the vote.
Section 18.- The General Shareholders Meeting shall be held in any municipality of the province of Barcelona. The Meetings shall be chaired by the Chairman of the Board or by any board member that is validly taking its place, and failing that, by the attendee the shareholders appoint as such. The Chairman shall be assisted by the Secretary, who shall also be the secretary to the Board. In the absence of the Secretary, the Vicesecretary shall act as such and, failing that, the shareholder attending the Meeting that the shareholders have designated to act as Secretary. The Chairman shall lead the debate and resolve any questions arising at the meeting. Before debating over the items included on the Agenda, a list of the persons attending the meeting shall be prepared, stating for each attendee the capacity in which they are attending as well as the number of shares which they own or represent. The deliberations and resolutions adopted at the meeting shall be recorded in the minutes, which will be incorporated to the corresponding Book, and shall be approved in the manner provided by law. The certificates of such minutes issued by the Secretary to the Board and approved by the Chairman.
Section 19.- Resolutions validly adopted by the General Shareholders’ Meeting shall be legally binding and obligatory for all shareholders, including dissenting and absent shareholders, without the need for approval of the Minutes in a later meeting, with the exception of those resolutions that may be challenged by shareholders in accordance with applicable legislation.

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
CHAPTER TWO: ON CORPORATE MANAGEMENT
Section 20.- Structure and remuneration for the Board of Directors.- Management and legal representation of the Company shall be vested in the Board of Directors, which shall be composed of a minimum of three directors and a maximum of fifteen.
The General Shareholders’ Meeting may appoint and dismiss directors from office. Directors shall serve in their positions for a term of five years, although they may be appointed for an indefinite term. The position of directors shall be remunerated. For that purpose, the General Shareholders’ Meeting shall fix for each year or for the years the Meeting decides a set amount as remuneration for the Board of Directors, which will be distributed among its members by agreement according to their dedication to the Company.
Notwithstanding the aforegoing, directors have the right to receive a refund on expenses incurred while holding their office.
Section 21.- Regulations of the Board of Directors.- The Board of Directors shall approve the regulations governing the performance and internal organization of the board as well as the committees that may be established therein from time to time. The Board of Directors shall inform the General Shareholders’ Meeting on the content of such regulations and on any amendment thereto immediately after a resolution to approve or amend such regulations has been passed.
Section 21.bis.- Corporate Governance Annual Report.- The Board of Directors shall approve a corporate governance report annually, whose content shall be in accordance with the legal and regulatory requirements in force.
Section 22.- Calling of the Board of Directors, quorum and majorities.- Meetings of the Board of Directors shall be called by the chairperson or the acting chairperson by registered mail with acknowledgement of receipt, at least twenty days prior to the date on which the meeting is to be held. The notice of the meeting of the Board shall state the place, date and time as well as the matters to be discussed thereat.
Meetings of the Board of Directors shall be deemed validly held when half plus one of its members attended, personally or by proxy.
Resolutions shall be passed by an absolute majority of the directors present at the meeting. In the event of a tie vote of the members of the Board, the Chairman of the Board of Directors shall have the casting vote.
Section 22.bis.- Meetings held thorugh long-distance communication.- The Board of Directors, and the Committees established therein as set forth in the Articles of Association, may hold meetings by videoconference or such other means that enables all directors attending the meeting to be connected through a multi-directional interconnection system integrating sound and image in real time. Additionally, any communication or information provided by the Board of Directors or any of the Committees therein shall be in writing, being electronic means and other distance communication systems accepted. For such purposes, email addresses supplied by the directors to the Secretary to the Board of Directors shall be deemed to be a valid means of communication.

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
Section 23.- The Board of Directors is vested with the powers that are legally delegated by the General Shareholders’ Meeting in accordance with the Companies Act (Ley de Sociedades Anónimas).
Section 24.- Granting of powers.- The Board of Directos may grant all or part of its powers to one or more managing directors or to an executive committee insofar as they are delegated by law and in accordance with the Articles of Association.
Section 24.bis.- Delegated Committees.- The Board of Directors shall appoint the following committees, which shall be governed by these Articles of Association and the Internal Regulations of the Board of Directors:
(a) An Audit Committee; and
(b) An Appointments and Remuneration Committee.
Section 24.ter.- Audit Committee.-
1.	The Audit Committee shall be composed of a minimum of three (3) directors and a maximum of five (5), to be appointed by the Board of Directors. The Audit Committee shall in any case be composed of a majority of external directors with an adequate representation of independent directors.

2.	The Chairman of the Committee, which position shall be held by an external director, shall be appointed by the Board of Directors. The Chairman shall be replaced every four (4) years and may be eligible for re-election only after one year (1) year has elapsed since last holding office. The Board of Directors will appoint the Secretary of the Audit Committee, who may be (a) one of the members of the Audit Committee (and, in such case, will be Secretary member of the Audit Committee), (b) any other member of the Board of Directors of the Company who is not a member of the Audit Committee (and, in such case, will be Secretary non member of the Audit Committee) or (c) the Secretary or a Vicesecretary of the Board of Directors of the Company (and, in such case, will be Secretary non member of the Audit Committee). The Secretary shall record the resolutions passed at each Meeting of the Committee in the minutes and report to the full Board through the Chairnan. The Audit Committee shall be deemed validly held when half plus one of its members attended, personally or by proxy. Resolutions shall be passed by an absolute majority of the members present at the meeting. In the event of a tie vote, the Chairperson shall have the casting vote.

3.	Notwithstanding the provisions of the Law, these Articles of Association or other commitments assigned to it by the Board of Directors, the Audit Committee shall have the following basic responsabilities:
(a)	Report to the shareholders at the General Shareholders’ Meeting regarding matters raised therein in connection with the matters for which the Committee is responsible.

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
(b)	Propose to the Board of Directors, for submission to the shareholders at the General Shareholders’ Meeting, the appointment of the Company’s external auditors, the terms and conditions of employment of the auditors, the scope of their professional duties and, where appropriate, their removal or non-renewal;
(c)	Monitor the internal audit services and inform about the selection, appointment, reelection and removal of its director;
(d)	Know the process for gathering financial information and the internal control system of the Company; review the Annual Accounts and the periodic financial statements that should be submitted to the securities regulatory authorities and make sure that the appropriate accounting standards are followed; report to the Board of Directors on any change in the accounting starndards and on balance sheet and off balance sheet risks;
(e)	Interact with the auditors in order to receive information regarding matters that could impair their independence, or any other matters relating to conduct of audits of the financial statements as well as to receive information from and maintain such other communications with the auditors as is provided for in the legislation governing audits of financial statements and in technical auditing regulations.
(f)	Supervise the transactions carried out by the Company with significant shareholders as set forth in the Regulations of the Board of Directors;
(g)	Ensure compliance with the Internal Code of Conduct on Stock Exchange Matters, the present Regulations, the rules and principles listed in the “Code of Ethics of Grifols” and, in general, any other corporate regulations. Make the necessary proposals to improve such regulations;
4.	The Audit Committee shall meet as many times as necessary to fulfil its duties.

5.	Any member of the executive board or the Company staff whose presence is required by the Chairman is obliged to attend the meetings of the Committte as well as to provide the assistance and information requested. The Chairman may also request attendance of the auditors to the meetings;

6.	The Audit Committe may engage external consultants as necessary for the purposes of meeting its obligations.
ARTICLE V
BALANCE SHEET, ANNUAL ACCOUNTS AND ALLOCATION OF RESULTS
Section 25.- Annual Accounts.-
1.	Within three (3) months following the end of the fiscal year, the Board of Directors shall prepare, in compliance with the provisions of applicable legislation, the annual accounts, that is, the balance sheet, the profit and loss statement and the notes to the

ARTICLES OF ASSOCIATION OF GRIFOLS, S.A.
annual accounts as well as the management report and the proposed allocation of profit or losses corresponding to such fiscal year.

2.	The annual accounts and the management report shall be reviewed by the Company’s auditors and shall be submitted to the shareholders’ consideration at least one month prior to the date of the General Shareholders’ Meeting, where the shareholders shall approve, if appropriate, the annual accounts and the management report.
Section 26.- The General Shareholders’ Meeting called for such purpose may approve the reorganization and merger of the Company, following all the requirements and formalities required by the Companies Act (Ley de Sociedades Anónimas) and these Articles of Association.
Section 27.- The dissolution of the Company shall require a resolution fo the General Shareholders’ Meeting and can be dissolved upon any of the grounds set forth in Article 260 of the Companies Act (Ley de Sociedades Anónimas) occur.
Section 28.- Once the dissolution has been approved, the liquidation shall be carried out according to the provisions of the Companies Act (Ley de Sociedades Anónimas). For that purpose, the General Shareholders’ Meeting shall appoint one or more liquidators, always in an odd number, and confer on them the appropriate mandate.
Section 29.- Upon completion of the liquidation, the liquidators or the liquidation committee shall prepare a final balance sheet and determine the value and the portion of corporate assets to be allotted to each share.
GENERAL PROVISIONS
Section 30.- 1. The shareholders submitted themselves to the jurisdiction where the Company’s registered office is located.
2. Any controversy, except for those provided for in the Companies Act (Ley de Sociedades Anónimas) shall be resolved by arbitration in law, pursuant to Act 36/1988, of 5 December.
3. Any person subject to any legal prohibition or incompatibility, specifically those provided for in Act 25/1983, of 26 December, amended by Act 9/1991, of 22 March, shall not be entitled to hold office in the Company.
*      *      *